EXHIBIT 99.6.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of June 1st, 2006 is entered into by and between DONNA PARSONS, having an address at 1 Edmonton Place, in the City of St. John’s, in the Province of Newfoundland and Labrador, postal code AlA 2N6 (the “Employee”) and TEKOIL RIG DEVELOPMENT CORPORATION, a corporation duly incorporated under the laws of the Province of Newfoundland and Labrador (the “Employer”).

R E C I T A L S:

WHEREAS, the Employee has recently been hired by the Employer to serve as the Vice President of Corporate Relations; and

WHEREAS, the Employer and Employee desire by the execution of this Agreement to create a document memorializing the terms and conditions of the Employee’s service with the Employer.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Employee and the Employer have agreed and do hereby agree as follows:

A G R E E M E N T:

1. Duties. The Employer hereby agrees to continue to employ and engage the Employee as Vice President of Corporate Relations, and the Employee hereby accepts and agrees to such hiring, engagement, and employment. The Employee agrees to perform any and all duties and to assume any and all responsibilities that may be assigned to her from time to time by the Board of Directors of the Employer, or an officer of the Employer, or as may be required by the Bylaws, Articles of Incorporation or other governing document of the Employer. During the duration of her employment, the Employee will devote her full time, energy, and skill to the performance of her duties for the Employer and for the benefit of the Employer. The Employee shall render such services to the Employer and perform her duties at such place or in places as the Employer shall require in accordance with its best interests, needs, business and opportunities. The Employee will also exercise due diligence and care in the performance of Employee’s duties to the Employer under this Agreement. During the term hereof, the Employee shall not enter into the services of or be employed in any capacity or for any purposes whatsoever, whether directly or indirectly, by any person, firm, corporation or entity other than the Employer, and will not, during said period of time, be engaged in any business, enterprise or undertaking other than employment by the Employer.

2. Employment Period. The Employee’s employment with the Employer shall commence on the date hereof and shall continue thereafter until terminated in accordance with the provisions of Section 4 of this Agreement.

3. Compensation.

(a) Base Salary. The Employer shall pay the Employee a base salary at an annual rate of sixty-five thousand Canadian dollars ($65,000.00 (Cdn) during the duration of the Employee’s employment (“Base Salary”), payable in equal monthly installments, or otherwise in accordance with the Employer’s normal pay practices, as the same may be altered from time to time by the Employer, Salary reviews will occur in December of each year that the Employee is employed by the Employer.

(b) Bonus. At the sole and absolute discretion of the Board of Directors of the Employer, and subject to the satisfaction of such conditions or performance criteria as may be established from time to time at the sole discretion of the Board of Directors of the Employer, the Employee may, from time to time, receive a bonus. This bonus may consist of, without limitation, equity interests in the Employer, or cash.

(c) Withholding Taxes. All forms of compensation paid or payable to the Employee whether set forth in this Agreement or otherwise are made in accordance with this Agreement and with the relevant Employer policies made from time to time, including normal payroll practices, and shall be subject to reduction to reflect all applicable employment and withholding taxes and statutory premiums.

(d) Vacation. The Employee shall be entitled to three weeks annual vacation on the terms and subject to the conditions established by the Board of Directors of the Employer.

(e) Statutory Holidays. The Employee shall be entitled to take public holidays as provided in the Labour Standards Act, R.S.N.L. 1990, c. L-2, attached as Schedule “A” to this Agreement.

(f) Vehicle. The Employer shall provide the Employee with an Employer Owned vehicle, which the Employer, in its sole and absolute discretion, may select. The Employer shall provide full coverage automotive insurance and cover all maintenance and operating expenses for the vehicle. The Employer may restrict the Employee’s use of the vehicle as the Employer determines, in its sole and absolute discretion, is necessary or reasonable. This Subsection shall in no way be deemed to be an endorsement or authorization of any action or inaction of the Employee in operating the vehicle.

(g) Benefit Plans. The Employee shall be entitled to participate in any health, dental care, sick leave, life insurance, travel or accident insurance, or other present or future group employee benefit plans, programs or arrangements of the Employer made available to employees of the Employer, to the extent permissible under the general terms and provisions of such plans, programs or arrangements and in accordance with the provisions thereof. The Employee understands and agrees that the Employer reserves the right to unilaterally revise the terms of any employee benefits or to eliminate any benefit plans altogether.

4. Resignation; Termination for Cause; Other Terminations.

(a) Termination Within Six Month Probationary Period. The Employee acknowledges that her ability to perform the duties that will be assigned pursuant to this Agreement are the basis for the Employer entering into this Agreement and cannot be demonstrated until a period of employment has elapsed. Accordingly, the Employee agrees that the first six months of employment shall be probationary and that during this period the Employer may terminate the Employee’s employment without any notice (or pay in lieu thereof) and without cause. All of the Employee’s rights, and all of the Employer’s obligations hereunder shall immediately terminate if the Employer terminates the employment of the Employee pursuant to this subsection.

(b) Termination for Cause. After the expiry of the six month probationary period, the Employer may terminate the Employee’s employment at any time without notice or payment in lieu thereof, for cause (as defined below). All of the Employee’s rights and all of the Employer’s obligations hereunder shall immediately terminate if the Employer terminates the employment of the Employee pursuant to this subsection. The definition of “for cause” in this Agreement shall include, but not be limited to, any of the following:

(i) Willfully damaging the Employer’s property, business, reputation or goodwill;

(ii) The Employee’s violation of any local, provincial, or federal statute, including, without limitation, an act of dishonesty such as theft, embezzlement, or fraud;

(iii) Consistent poor performance on the Employee’s part, after being advised as to the standard required;

(iv) Using alcohol, narcotics or other controlled substances to the extent that it prevents the Employee from efficiently performing services for the Employer;

(v) Willfully injuring any other employee of the Employer;

(vi) Willfully injuring any person in the course of performance of services for the Employer;

(vii) Disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Employer, including but not limited to the matters addressed in the Confidentiality Agreement (defined below); and

(viii) Soliciting business on behalf of a competitor, or a potential competitor, of the Employer;

(ix) Sexually harassing any other employee of the Employer or committing any act which otherwise creates an offensive work environment for other employees of the Employer;

(xi) Conduct on the Employee’s part which is of such a serious and substantial nature that it would injure the reputation of the Employer if the Employee is retained as an employee; or

(xii) Breaching this Agreement.

The Employer shall not be limited to termination as a remedy for any improper or illegal act of the Employee, but may also seek damages, injunction or such other remedy as it may deem appropriate under the circumstances.

(c) Termination Without Cause. After the Employee has completed the probationary period, the Employer may terminate Employee’s employment at its sole discretion for any reason without cause by giving the Employee notice (or at the Employer’s discretion, pay in lieu thereof) in accordance with Schedule “B” attached hereto, which includes all entitlements prescribed by the Labour Standards Act, R.S.N.L. 1990, c. L-2. All of the Employee’s rights and all of the Employer’s obligations hereunder shall immediately terminate if the Employer terminates the employment of the Employee pursuant to this subsection.

(d) Calculation of Pay in Lieu of Notice. Should the Employer decide to provide pay in lieu of notice on the termination of the Employee, such pay in lieu will be calculated on the basis of the Employee’s annual base salary as of the date the Employee receives notice of termination. Bonuses and other forms of additional compensation will not be considered part of the pay in lieu which is required to be provided pursuant to the Labour Standards Act, R.S.N.L. 1990 c. L-2.

(e) The Employee’s Obligations and the Employer’s Rights after Termination. Notwithstanding a termination of this Agreement pursuant to this section, the Employee’s obligations and the Employer’s rights under Sections 5, 6, 7, and 8 shall survive the termination of this Agreement for a period of one year.

5. Confidentiality, Non-competition and Non-solicitation. The Employee agrees to attorn to the provisions of the Confidentiality, Non-competition and Non-solicitation Agreement which she has executed in favor of the Employer, and delivered to the Employer in the form attached hereto as Schedule “C” (the “Confidentiality Agreement”) and agrees that she is and shall continue to be governed by her obligations thereunder. The Employee agrees that the Confidentiality Agreement shall apply to her and her employment with the Employer and to her rights, obligations and benefits mutatis mutandis hereunder with the same force and effect as if fully set forth herein and the terms of the Confidentiality Agreement shall be incorporated herein by reference as if fully set forth herein, in addition to being a stand-alone agreement enforceable independently from this Agreement.

6. Accounting for Profits. The Employee covenants and agrees that if she violates the provisions of Sections 5, 7 or 8 of this Agreement, the Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Employee has realized and/or may realize as a result of or in connection with any such violation. These remedies shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Employer are or may be entitled at law, in equity or under this Agreement.

7. Return of Records. On termination of employment, the Employee shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Employee’s possession or under her control and that are the property of the Employer, relate to her employment hereunder, or relate to the business of the Employer.

8. No Slander. The Employee agrees not to in any way slander or injure the business reputation or goodwill of either the Employer, including, by way of illustration, through any contact with Clients (as defined in the Confidentiality Agreement), prospective clients, vendors, suppliers, employees or agents of the Employer which could slander or injure the business reputation or goodwill of the Employer.

9. Entire Agreement. This written Agreement contains the sole and entire agreement between the parties as to the matters contained herein, and supersedes any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representation with respect to such matters of this Agreement or any representations except as are specifically set forth herein, and each party acknowledges that she or it has relied on her or its own judgment in entering into this Agreement. The parties further acknowledge that statements or representations that may have been heretofore made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with her or its dealing with the other.

10. Severability. The invalidity or unenforceability of a particular provision of this Agreement shall not effect the other provisions hereto, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts together shall constitute but one and the same instrument.

12. Waiver of Rights. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof shall constitute a waiver of the parties’ right to demand exact compliance with the terms hereof.

13. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

14. Headings. The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience or reference only and shall not affect the construction of the Agreement.

15. Notices. Communications in writing between the Employee and the Employer shall be considered to have been received by the addressee on the date of delivery, if delivered by hand to the individual, or to an officer of the Employer, or if sent by facsimile transmission. Communications in writing between the Employee and either the Employer which are sent by mail shall be considered to have been received within five working days of the date on which the correspondence was mailed.

16. Prior Agreements. This Agreement supersedes all prior agreements, oral or written, between the parties with respect to the subject matter hereof. This agreement contains the final and entire understanding and agreement between the parties with respect to the subject matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject matter hereof.

17. Assignment of Rights. This Agreement shall be construed as a contract for personal services by Employee to the Employer and shall not be assignable by Employee. This Agreement may be assigned by the Employer without the prior consent of the Employee.

18. Governing Law. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of the Province of Newfoundland and Labrador. In any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the Province of Newfoundland and Labrador shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which the action or special proceeding may be instituted. All actions under this Agreement shall be taken in a court of competent jurisdiction within the judicial centre in the Province of Newfoundland and Labrador in which the Employer’s principal place of business is located and Employee hereby waives and agrees that she shall not assert that such forum is inconvenient.

WHEREOF, the parties have executed this Agreement as of the date first set forth above

“EMPLOYER”

TEKOIL RIG DEVELOPMENT
CORPORATION, a corporation duly incorporated under the laws of the Province of Newfoundland and Labrador

By:	/s/ Gerald Goodman
Print Name:	Gerald Goodman
Title:	CFO

“EMPLOYEE”

/s/ Donna Parsons
DONNA PARSONS

SCHEDULE “A”

Public Holidays as provided by the Labour Standards Act

Meaning of “public holiday”

14.	(1) In this Part, “public holiday” means

(a)	New Year’s Day ;

(b)	Good Friday;

(b.1)	Remembrance Day;

(c)	Memorial Day;

(d)	Labour Day;

(e)	Christmas Day; and

(f)	other days that may be proclaimed by the Lieutenant-Governor in Council as a public holiday for the purpose of this Act.

Public holidays

15.   (1) An employer shall not require an employee to work under a contract of service on a public holiday.

(2) An employer shall pay to an employee the wages to which the employee would be entitled for work performed during a public holiday notwithstanding that no work is performed by the employee during that public holiday.

(3) The wages to which an employee is entitled under subsection (2) shall be calculated by multiplying the employee’s hourly rate of pay by the average number of hours worked in a day by the employee in the 3 weeks immediately preceding the holiday.

SCHEDULE “B”

Table of Notice Entitlement where Employee terminated without cause per Section 4(c) of the Employment Agreement

TIME WORKED	AMOUNT OF NOTICE (Days)
6 months to 3 years	30
4-6 years	60
7-9 years	90
10-12 years	120
13-15 years	150
16 years and over	180

SCHEDULE “C”

Confidentiality, Non-competition and Non-solicitation Agreement

1. Introduction

This Confidentiality, Non-competition and Non-solicitation Agreement (the “Confidentiality Agreement”) confirms my agreement to abide by certain terms and conditions related to confidentiality, non-competition and non-solicitation in consideration of my employment with TEKOIL, RIG DEVELOPMENT CORPORATION (“the Employer”).

2. Confidential Information

(I) I understand and agree that as an employee of the Employer, I will acquire information about certain matters confidential to and the exclusive property of the Employer and its affiliates, including, but not limited to:

a) trade secrets;

b) inventions (as defined in Section 3 below);

c) lists of present and prospective customers and buying habits;

d) pricing and sales policies and concepts;

e) financial information;

f) business plans, forecasts and market strategies;

g) plans, product specifications, methods, technical and product bulletins, improvements, surveys and research and development programs; and

h) correspondence and sales reports

(collectively the “Confidential Information”).

(2) I understand and agree that the Confidential Information could be used to the detriment of the Employer and its affiliates and its disclosure could cause irreparable harm to the Employer and its affiliates. Accordingly, I undertake to treat confidentially all Confidential Information, and not to disclose it to any third party or to use it for any purpose, either during the term of my employment with the Employer (except as may be necessary in the proper discharge of my duties) or after the termination of my employment with the Employer, except with the written permission of the President of the Employer.

(3) All notes or any other materials containing or in any way relating to any of the Confidential Information produced by me or coming, into my possession, shall belong exclusively to the Employer. I agree to turn over to the Employer all copies of any such notes or any other materials in my possession or under my control, immediately if requested to do so by the Employer and, in any event, on the termination of my employment with the Employer.

3. Inventions

(1) “Invention(s)” means all concepts, copyrights, copyrightable works, designs, discoveries, ideas, industrial designs, formulae, improvements, innovations, inventions (patentable or unpatentable), know-how, patents, processes, topographies, trade marks, trade secrets or other property which I make or discover by myself or in conjunction with others while employed by the Employer.

(2) During my employment with the Employer I will inform my immediate supervisor promptly in writing of all Inventions.

(3) I agree that all Inventions shall be the sole property of the Employer. I waive in whole any moral rights that I may have in each of the Inventions and any parts thereof, including, but not limited to, the right to the integrity of the Invention, the right to be associated with the Invention as its author by name or as a pseudonym and the right to remain anonymous.

(4) I acknowledge and agree that I shall not be entitled to any remuneration for the above.

(5) I have attached (if applicable) a complete list of all Inventions which I made prior to my employment with the Employer, which are to be excluded from this agreement.

4. Non-competition

(1) I agree that during my term of employment with the Employer and for a period of twelve months from the date of termination of my employment with the Employer, I will not, either individually or on behalf of any third party, directly or indirectly, provide any services to, or be employed by, any person or entity which is engaged in a business that directly competes in projects being carried on by the Employer as of the Termination Date, or in which, at the time of the Termination Date, the Employer or any of its affiliates contemplates doing business, or, for those customers of the Employer or any of its affiliates for whom the Employer or any of its affiliates: (A) is engaged in providing services or products as of the Termination Date, or (B) has either provided services or products within the two year period prior to the Termination Date, or (C) has contacted at any time during the year prior to the Termination Date, for the purpose of offering to provide services or products (all of which are hereinafter referred to as the “Clients”);

(2) I agree that during the term of my employment with the Employer and for a period of twelve months from the date of termination of my employment with the Employer I will not, either individually or on behalf of any third party, directly or indirectly, provide services to, or be employed by, any entity which is engaged in research on, or developing, any product, process or service, which substantially resembles a product, process or service in respect of which I acquired Confidential Information during the term of my employment with the Employer.

(3) I agree that the foregoing obligations will not unreasonably impair my ability to engage in alternate employment after the termination of my employment with the Employer.

5. Non-solicitation

(1) I agree that for a period of one year from the date of termination of my employment with the Employer, I will not, directly or indirectly, solicit or accept business from any client or potential client of the Employer or its affiliates which was served or solicited by me on behalf of the Employer within the twelve months immediately preceding the termination of my employment.

(2) I agree that for a period of one year from the date of termination of my employment with the Employer I will not, directly or indirectly:

a) hire or take away, or cause to be hired or taken away, any employee of the Employer or

b) attempt in any way to persuade or induce any such person to enter into any alternative employment or to leave the employ of the Employer.

6. Injunctive Relief

I understand and agree that the damages which the Employer and its affiliates might suffer as a result of my violation of any of my obligations contained in this Confidentiality Agreement would be difficult or impossible to measure and that the Employer and its affiliates are entitled to, in addition to all other remedies it may have, injunctive relief for any such violation (including interim, interlocutory and permanent injunctive relief).

7. General Confidentiality Agreement Provisions

(1) I represent that I have not entered into any other agreement that will prevent my full compliance with the terms of this Confidentiality Agreement.

(2) My obligations under this Confidentiality Agreement shall survive the termination of my employment irrespective of the reasons for such termination and whether such termination is occasioned by me, by the Employer, with or without cause, or by mutual agreement.

(3) I acknowledge that I have read this Confidentiality Agreement in its entirety and sign it voluntarily and with full knowledge and understanding of its contents.

(4) The terms and conditions of this Confidentiality Agreement can only be modified by the written agreement of the parties.

(5) This Confidentiality Agreement shall be construed in accordance with, and governed by, the laws of the Province of Newfoundland and Labrador and the laws of Canada applicable therein, without reference to conflicts of laws. The courts of the Province of Newfoundland and Labrador shall have exclusive jurisdiction over all disputes that may arise between the parties arising from this Confidentiality Agreement.

DATED this 7th day of September, 2006, in the City of St. John’s, in the Province of Newfoundland and Labrador.

/s/ Donna Parsons
DONNA PARSONS